EXHIBIT 3.4


                             STATE OF DELAWARE
          CERTIFICATE OF AMENDEMENT OF CERTIFICATE OF INCORPORATION
                       OF THE INTERGROUP CORPORATION

    THE INTERGROUP CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the Company"), does hereby certify:

     FIRST: That pursuant to unanimous written consent of the Board of Directors of the Company, resolutions were duly adopted setting forth a proposed amendment of the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), declaring said amendment to be advisable and providing that the amendment be presented to the stockholders for consideration and action by written consent. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Company's Certificate of Incorporation be amended by changing Article "FOURTH" thereof so that, as amended, said Article shall be and read as follows:

                               FOURTH

         "The total number of shares of stock which the Corporation shall have the authority to issue is Four Million One Hundred Thousand (4,100,000) shares, of which Four Million (4,000,000) shares shall be Common Stock, $0.01 par value per share, and One Hundred Thousand (100,000) shares shall be Preferred Stock, $0.01 par value per share.

         The Board of Directors shall have authority to fix from time to time by resolution or resolutions the designations, voting powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, in respect of the number of shares of any series of Preferred Stock. Subject to the protective conditions and restrictions of any outstanding Preferred Stock, any amendment to this Certificate of Incorporation which increases or decreases the authorized capital stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the voting stock of the Corporation."

     SECOND: That thereafter, in accordance with Section 228 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by the statute were voted in favor of the amendment by written shareholder consent.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, THE INTERGROUP CORPORATION has duly caused this certificate to be signed this 3rd day of August, 2007.

                                           THE INTERGROUP CORPORATION

                                        By: /s/ John V. Winfield
                                            --------------------------
                                           John V. Winfield
                                           President and Chairman of the Board